Form 8-K

Item 5. Other Events.

     USBANCORP, Inc. (the "Registrant") announced on October 17, 1995, that its wholly owned subsidiary, U.S. Bank in Johnstown, has reached a new four year collective bargaining agreement with the United Steelworkers of America, AFL-CIO-CLC, Local Union 8204. For a more detailed description of the collective bargaining agreement see the USBANCORP, Inc. Press Release attached as Exhibit #99.1.


Exhibits
--------

Exhibit 99.1 USBANCORP, Inc. Press Release dated October 17, 1995, announcing that its wholly owned subsidiary, U.S. Bank in Johnstown has reached a new four year collective bargaining agreement with the United Steelworkers of America, AFL-CIO-CLC, Local Union 8204.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

By:/s/Orlando B. Hanselman
Orlando B. Hanselman
Executive Vice President
& Chief Financial Officer


Date: October 26, 1995

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Exhibit 99.1

          Orlando B. Hanselman                    OCTOBER 17, 1995
          USBANCORP Exec. Vice President
          & C.F.O.                                IMMEDIATELY
          U.S. BANK President & C.E.O.
          814-533-5319


     PITTSBURGH, PA -- USBANCORP, Inc. (Nasdaq: UBAN) announced today that its wholly-owned subsidiary, U.S. Bank in Johnstown (the "Bank"), has reached a new four year collective bargaining agreement with the United Steelworkers of America, AFL-CIO-CLC, Local Union 8204, which is the bargaining unit for 250 nonsupervisory employees of the Bank, or approximately 60% of the Bank's workforce. The new agreement, approved by an overwhelming majority of bargaining unit members, was effective on October 16, 1995. In the view of the management of USBANCORP and the Bank, the agreement is fair and reasonable to all parties and is consistent with the concept of shared proportionate sacrifice designed to assist USBANCORP in achieving its announced goal of reaching a 13% return on equity in 1996. The Bank introduced the shared proportionate sacrifice concept in June and subsequently in September when a "1996 salary freeze and temporary one year salary rollback" was announced for all officers. The 1996 temporary one year rollback starts at 10% for executive officers and reduces to 3% for first level officers.
     The principal features of the collective bargaining agreement are as follows:

          The term of the agreement is four years. In the past, the term of the agreement was three years. The addition of a fourth year provides a more stable environment and reduces associated contract negotiation costs.

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          The agreement calls for a wage freeze for bargaining unit
          employees in the first year of the contract ending October 15, 1996. Thereafter, the agreement calls for annual raises of 2%, 4%, and 5%.

          The agreement does not alter the earnings-based formula for determining profit sharing payments under the Bank's deferred profit sharing plan, but participants in the plan (which includes all employees of the Bank) will receive 90% of the formula amount with respect to the calendar year ending December 31, 1995. In the next two years, participants will receive 25% and 75% of the formula amount, respectively.
          These formula reductions give the Bank additional time to enhance its core franchise and profitability. In the final year of the contract, profit sharing payments will be restored to 100% of formula.

          The traditional indemnity health insurance coverage for bargaining unit employees will be replaced by a Blue Cross point of service managed care program.

          The pay scale of hourly workers beyond the entry level will be increased to be commensurate with the pay of full-time salaried employees performing similar jobs in order to encourage part-time employment and flexible scheduling.

          Management/labor task forces will be established to provide joint recommendations on certain operational issues.


     USBANCORP, a community bank holding company, is the parent of U.S. Bank and USBANCORP Trust Company in Johnstown and two Pittsburgh affiliates, Three Rivers Bank and Community Bancorp, Inc.. The Company's subsidiaries provide full-service banking to six Southwestern Pennsylvania counties through forty-five community offices. The counties served include Allegheny, Cambria, Clearfield, Somerset, Washington, and Westmoreland. At June 30, 1995, USBANCORP had total assets of $1.8 billion and shareholders' equity of $147 million or $26.50 per common share. U.S. Bank's total assets at June 30, 1995, were $1.1 billion. Through June 30, 1995, USBANCORP and U.S. Bank reported a year-to-date return on equity of 11.15% and 10.04%, respectively.

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